AMENDMENT TO EMPLOYMENT AGREEMENT

      Amendment to Employment Agreement dated November 5, 2007 between Pharma-Bio Serv, Inc., hereinafter ("Company") and Pedro J. Lasanta ("Executive").

      WHEREAS, Company and Executive wish to continue Executive's employment with the Company; and

      WHEREAS, in consideration for Executive's continued employment, the parties wish to modify certain provisions of the Employment Agreement,

      NOW THEREFORE, the parties hereby agree as follows:

1.
That pursuant to paragraph 1(b) of that certain Employment Agreement dated November 5, 2007, is hereby modified and amended so as to extend the “Term” for an “Indefinite amount of time” (“Employment Term” or “Term”).

2.
That Executive's compensation pursuant to paragraph 3(a) of that certain Employment Agreement dated November 5, 2007, is hereby modified and amended so as to increase Executive's annual salary, as of November 1, 2008, from $100,000 to $110,000 per annum.  Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly.  Executive’s salary will be revised annually based upon performance evaluation following Company’s performance review process and subject to the financial situation of the Company.”

3.	That pursuant to paragraph 3 of that certain Employment Agreement dated November 5, 2007, is hereby modified and amended so it reads as follows:

“3. (vii)  Annual bonus, either in cash or in the form of stock options, shall be granted to the Executive based on performance metrics established and agreed upon by the Company’s senior management.  Benefit is based on a successful achievement of Executive’s performance goals and the recommendation of the CEO. For this purpose, performance appraisal will take place once a year.”

4.	That pursuant to paragraph 3 of that certain Employment Agreement dated November 5, 2007, is hereby modified and amended so as to add clause 3.(viii) as follows:

“3. (viii)  For his services during the Employment Term, the Company shall issue to Executive incentive stock options (“Stock Options”) to purchase 30,000 shares of PBSV common stock, at fair market value on the date of grant, as determined by PBSV’s Compensation Committee, pursuant to PBSV’s 2005 Long-Term Incentive Plan.   However, such stock options shall vest in accordance to the following schedule:  33.3% as of the end of one (1) year after the Grant Date; 66.7% as of the end of two (2) years after the Grant Date; and 100% as of the end of three (3) years after the Grant Date.  For the purpose of the vesting schedule only, Grant Date shall be November 1st, 2008.  In the event that the Company terminates this Agreement and Executive’s employment other than for reasons set forth in Sections 5(a), 5(b) or 5(c) of this Agreement, including termination due to an acquisition, all unvested Stock Options will be considered to be immediately exercisable and vested.”

5.	That pursuant to paragraph 5.(e) and 5.(e)(i) of that certain Employment Agreement dated November 5, 2007, is hereby modified and amended so as to read as follows:

“5. (e)  In the event that the Company terminates this Agreement and Executive’s employment other than for reasons set forth in Sections 5(a), 5(b) or 5(c), including termination due to an acquisition:

(i)  The Company shall pay to Executive within 30 days after the date of his termination a lump-sum severance payment in an amount equivalent to six months of his salary at the time of the termination, less legal withholdings, or the severance established by PR labor law No. 80 of May 30, 1976, known as the “Wrongful Discharge Act” (“Ley de Despido Injustificado”), whichever amount is higher.  Also, the company shall pay to the Executive any bonuses that the Executive may have earned up to the date of his termination, and any unused accrued vacation days.”

      In all other respects the Employment Agreement dated November 5, 2007, shall remain in full force and effect and unaltered.

IN WITNESS WHEREOF, the parties have executed this Agreement in Dorado, Puerto Rico, this 17th day of December, 2008.

PHARMA-BIO SERV, INC.

By:              /s/ Elizabeth Plaza
Name:         Elizabeth Plaza
Title:           President & CEO

EXECUTIVE:  /s/ Pedro J. Lasanta
                          Pedro J. Lasanta, CFO